FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2023

CARDONE EQUITY FUND VI, LLC

Commission File No. 024-10943

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC | Crowdfunding Lawyers

1431 E. McKinney St. Suite 130

Denton, TX 76209

(940) 205-5167

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund VI, LLC (the “Company,” “CEF VI,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

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CARDONE EQUITY FUND VI, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2023

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PART II

Cardone Equity Fund VI, LLC

Item 1. Business

The Company

CARDONE EQUITY FUND VI, LLC (the “Company”) is a limited liability company organized December 12, 2018, under the laws of Delaware to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States. The Company started its offering of Class A Interests on October 16, 2019 and on June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 individual investors, and completed its investments in four income producing multi-family real estate properties through various limited liability companies (“LLCs”) (treated as partnerships) each of which owns a single multifamily property (single purpose entities “SPE”).

The LLCs are co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”) and Grant Cardone, at various equity levels. The amount invested by the Company varies depending on the property lender’s requirements and the amount of funds raised by the Company and CEF VIII. The Company owns from 24.70% to 34.67% of each of the LLCs. Grant Cardone owns from 1% to 5% of the LLCs. CEF VIII is a $79,297,000 fund for accredited investors that was formed July 22, 2019, and began investing in properties on October 18, 2019. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions for further information.)

The SPEs and their related real estate investments consist of:

•

A 34.67% ownership interest in Cardone PCB Member, LLC, which owns 100% of PCB 288 LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily residential apartment development located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019.

•

A 24.70% ownership interest in Cardone Columbia Member, LLC, which owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center), which holds an investment in a 531 unit multifamily residential apartment development located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019.

•

A 24.70% ownership interest in Cardone Retreat Member, LLC, which owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360-unit multifamily residential apartment development located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020.

•

A 24.70% ownership interest in Cardone Addison Member, LLC, which owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294-unit multifamily residential apartment development located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020.

The Company receives distributions from each LLC on a pro rata basis with such LLCs other members based on net income generated from the rents associated with each SPEs. The SPEs make distributions at the times and in the amounts determined by the SPE’s managing member or manager, subject to applicable law and the terms of any applicable loan documents. Currently, these rent-based distributions are the Company’s primary source of revenues. The Company also expects these properties appreciate in value over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

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Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 65% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 35% profit interest. The Company’s Manager, in an exercise of its discretion, has elected to forgo a percentage of the distributions that have been paid to date to the Class B Interest Holder, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets.

Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 65% to the holders of the Class A Interests and 35% to the holder of the Class B Interests.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

Management

The Company does not have any employees, but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Company operates under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital LLC, who is also the Manager of CEF VIII.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the oversight of the third-party property managers who supervise the day-to-day operations of the properties and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officers for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

The Manager is only compensated for its services through its returns on its Class B Interests. CREA is paid by each LLC a fee in connection with its services equal to 1% of the investment’s fixed asset purchase price, and 1% of the disposition price received upon disposition and is paid by the Company an annualized Asset Management Fee equal to 1% of the capital raised by the Company. See Annual Report Item 7. Financial Statements, Note 5 Related Party Transaction and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•

Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A Interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

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Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 15.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 10 of our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

The Company’s Manager and Grant Cardone are currently defendants in a putative class action lawsuit brought by an investor who alleges violations of the federal securities laws in connection with the sale of interests in the Company and Cardone Equity Fund VI, LLC. Luis Pino v. Cardone Capital LLC et al., Case # 2:20-cv-08499-JFW was filed in Federal District Court for the Central District of California on September 16, 2020 and dismissed with prejudice on April 30, 2021. Having lost in Federal District Court, the plaintiff filed an appeal to the Ninth Circuit Court of Appeals on May 28, 2021, Case # 21-55564. On December 21, 2022, the Ninth Circuit Court of Appeals entered an opinion and memorandum reversing in part and remanding to allow plaintiff to attempt to re-plead certain claims. On April 14, 2023, defendants filed a petition for certiorari review before the Supreme Court of the United States, which petition remains pending. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund VI, LLC is a Delaware limited liability corporation formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

On June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 individual investors and completed its investments in four income producing multi-family real estate properties located in Panama City Beach, Florida, Naples, Florida, and Columbia, Maryland.

Results of Operations

As of December 31, 2023, the Company was invested in four multifamily properties which have a fair market value of $50,634,389 and $61,490,336 as of December 31, 2023 and 2022, respectively, and a cost as of December 31, 2023 and 2022, of $21,057,297 and $23,282,113, respectively. Unrealized gains during 2023 and 2022 totaled ($8,631,131) and $5,560,673, respectively, and the operating expenses totaled $414,288 and $398,321 netting to a change of in net assets from operations of $(9,040,098) and $5,162,354, respectively. Our results of operations as of December 31, 2023, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

The multifamily portfolio revenues finished 2023 very strong with a year over year increase of 6.3%. The 2023 rental revenue increase is associated with increased consumer demand for rental units and the increase in inflation throughout 2023. The portfolio’s 2023 expenses increased by 12% or $1,423,844 from 2022 levels. However, the portfolio’s 2023 revenues increased by about 6.3% or $1,968,726, resulting in net operating income to increase by about 4.95% or $2,529,006 over 2022 levels. The Manager paid CREA a total of $294,636 in management fees in 2023 pursuant to its Asset Manager Agreement with the Company, as compared to $270,083 in management fees in 2022. The Manager anticipates cash flow will continue to level off in 2024, due to increased operating expenses off setting any increase in rental rates and occupancy.

Our results of operations as of December 31, 2023, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

Liquidity and Capital Resources

As of December 31, 2023, and 2022, we directly had no outstanding debt. The entities in which we hold investments in real estate have leveraged their individual assets with non-recourse debt of up to 65%-75% of the cost of the acquisition price.  As of December 31, 2023, the debt financing for the entire real estate portfolio in which we hold investments is approximately 69% of the cost of their tangible assets (before deducting depreciation or other non-cash reserves).  The loan terms have interest rates ranging from 3.23% to 3.83% and pay interest only for at least the first five years of the 10-year term.  The first interest only period will end November 2024.

We anticipate that the revenues from the real properties held by the SPEs will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in the Company.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. During 2023, the Company received monthly cash distributions through the SPEs from the operations of the multifamily properties, totaling $2,224,816 and distributed a total of $1,460,863 representing a 5% annual rate of return to its Class A Unit holders and $355,208 to its Class B Unit Holder. At the Manager’s discretion, a reduced percentage of distributions were paid to the Class B Interest holder, the Manager, with the intention that later, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

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Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2023, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. Our properties are in desirable locations and will benefit from the wave of new renters fleeing major metros.  Job growth, increasing household formations, and changing demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as the increase in the average cost of first-time home ownership, increasing mortgage interest rates, and tight credit standards in the single-family home mortgage market further support, the value proposition of owning multifamily properties. In addition, the rising cost of building materials is proving prohibitive for new construction. The lack of new competitive buildings will allow rental rates to increase.  In addition the number of new building starts has drastically decreased due to higher interest rates and construction costs.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Fair Value Measurement

See Note 3 to our financial statements in “the Annual Report Item 7. Financial Statements” for a discussion on how we treat fair value measurement of the Company’s real estate investments.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of CREA, which manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	66	Chief Executive Officer	Inception - Present
Ryan Tseko	39	Vice President	03/2015 - Present
Mark Fajack	62	Chief Financial Officer	04/2023 - Present
Susan Schieman	67	Chief Financial Officer	01/2018 - 04/2023

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Term of Office refers to the officers term of office at CREA, and may pre-date the inception of the Company.

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Each of the above named officers operates indirectly under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital LLC which is the Manager of the Company and CREA, which provides day-to-day operational services for the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Each of the above named officers work full time for CREA. Biographical information regarding Grant Cardone, Ryan Tseko, and Susan Schieman can be found in our Offering Circular, MANAGER, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 52. Biographical information regarding Mark Fajack, our Chief Financial Officer, can be found in our 2022 Annual Report filed on Form 1-K on May 1, 2023. Item 3. Directors and Officers, page 9. Mark Fajack joined the Cardone Capital team as Director of Accounting in January of 2023 and took over as CFO after Susan Schieman’s retirement in April 2023.

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees received through CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, page 55, for further information.) From inception to December 31, 2023, Cardone Capital LLC has received $1,452,213 in distributions by virtue of it holding the Class B Interests of the Company and CREA received $527,166 in 2019 and $376,675 in acquisition fees in 2020 from the Company’s SPEs. The other persons involved in the day-to-day operations of the Company are employed by CREA and receive compensation from CREA, the acquisition arm of the Manager for his or her services. For the years ended December 31, 2023 and 2022, the Company incurred $294,636 and $270,083, respectively, in Asset Management Fees payable to CREA, of which none remains payable as of December 31, 2023.

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Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of May 1, 2024 by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests	% of Class A Interests	Number of Class B Interests	% of Class B Interests
Grant Cardone[1]	45[2]	0.15%	1[3]	100%

(1)	Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests are held directly by Cardone Capital LLC.

Item 5. Interest of Management and Others in Certain Transactions

See Annual Report Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

None.

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Item 7. Financial Statements

CARDONE EQUITY FUND VI, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone Equity Fund VI, LLC

Opinion

We have audited the accompanying financial statements of Cardone Equity Fund VI, LLC, which comprise the statements of net assets, including the schedules of real estate investments, as of December 31, 2023 and 2022, and the related statements of operations, changes in net assets and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund VI, LLC as of December 31, 2023 and 2022, and the results of its operations, changes in its nets assets, and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone Equity Fund VI, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund VI, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone Equity Fund VI, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Equity Fund VI, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

June 7, 2024

Miami, Florida

F-3

Cardone Equity Fund VI, LLC Statements of Net Assets For the Years ended December 31, 2023 and 2022

	December 31, 2023	December 31, 2022

Assets:

Real estate investments, at fair market value
(cost of $21,057,297 and $23,282,113, respectively)	$50,634,389	$61,490,336
Cash	96,296	82,821

Total assets	50,730,685	61,573,157

Liabilities:

Accounts payable	9,000	3,332
Distributions payable	8,029	-

Total liabilities	17,029	3,332

Net assets	$50,713,656	$61,569,825

 See accompanying notes, which are an integral part of these financial statements

F-4

Cardone Equity Fund VI, LLC Schedule of Real Estate Investments As of December 31, 2023

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone PCB Member, LLC [1]	34.67%	$3,673,765	$7,499,794

Cardone Columbia Member, LLC [2]	24.70%	8,412,983	15,119,748

Cardone Retreat Member, LLC [3]	24.70%	3,842,609	7,425,620

Cardone Addison Member, LLC [4]	24.70%	5,127,940	20,589,227

		$21,057,297	$50,634,389

1Cardone PCB Member, LLC owns 100% of PCB 288, LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019. The Company's proportional share of this investment represents 14.79% of net assets.

2 Cardone Columbia Member, LLC owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center) which holds an investment in a 531 unit multifamily apartment community located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019. The Company's proportional share of this investment represents 29.81% of net assets.

3 Cardone Retreat Member, LLC owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020. The Company's proportional share of this investment represents 14.64% of net assets.

4 Cardone Addison Member, LLC owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294 unit multifamily apartment community located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020. The Company's proportional share of this investment represents 40.60% of net assets.

 See accompanying notes, which are an integral part of these financial statements

F-5

Cardone Equity Fund VI, LLC
Schedule of Real Estate Investments
As of December 31, 2022

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone PCB Member, LLC [1]	34.67%	$4,130,117	$13,532,535

Cardone Columbia Member, LLC [2]	24.70%	8,867,167	16,088,237

Cardone Retreat Member, LLC [3]	24.70%	4,206,383	11,613,652

Cardone Addison Member, LLC [4]	24.70%	6,078,446	20,255,912

		$23,282,113	$61,490,336

1 Cardone PCB Member, LLC owns 100% of PCB 288, LLC (d/b/a: 10X Living at Panama City Beach) which holds an investment in a 288 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone PCB Member, LLC on October 16, 2019. The Company's proportional share of this investment represents 21.98% of net assets.

2 Cardone Columbia Member, LLC owns 100% of Columbia 531, LLC (d/b/a: 10X Living at Columbia Town Center) which holds an investment in a 531 unit multifamily apartment community located in Columbia, MD. The Company invested in Cardone Columbia Member, LLC on December 20, 2019. The Company's proportional share of this investment represents 26.13% of net assets.

3 Cardone Retreat Member, LLC owns 100% of Retreat 360, LLC (d/b/a: Retreat at Panama City Beach) which holds an investment in a 360 unit multifamily apartment community located in Panama City Beach, FL. The Company invested in Cardone Retreat Member, LLC on March 16, 2020. The Company's proportional share of this investment represents 18.86% of net assets.

4 Cardone Addison Member, LLC owns 100% of CC Addison Place, LLC (d/b/a: Addison Place) which holds an investment in a 294 unit multifamily apartment community located in Naples, FL. The Company invested in Cardone Addison Member, LLC on March 3, 2020. The Company's proportional share of this investment represents 32.90% of net assets.

See accompanying notes, which are an integral part of these financial statements

F-6

Cardone Equity Fund VI, LLC Statements of Operations For the Years ended December 31, 2023 and 2022

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022

Investment income	$5,321	$-

Expenses

Asset management fee	294,636	270,083
Professional fees	119,182	114,556
Administrative and other	470	13,682

Total expenses	414,288	398,321

Net investment loss	(408,967)	(398,321)

Change in unrealized gain / (loss) on real estate investments	(8,631,131)	5,560,675

Net increase / (decrease) in net assets resulting from operations	$(9,040,098)	$5,162,354

See accompanying notes, which are an integral part of these financial statements

F-7

Cardone Equity Fund VI, LLC
Statements of Changes in Net Assets
For the Years ended December 31, 2023 and 2022

	Total	Members Class A Interests	Managing Member Class B Interests

Balances, December 31, 2021	$58,215,862	$47,705,426	$10,510,436

Distributions	(1,808,391)	(1,344,590)	(463,801)

Net increase in net assets resulting from operations	5,162,354	3,355,530	1,806,824

Balances, December 31, 2022	61,569,825	49,716,366	11,853,459

Distributions	(1,816,071)	(1,460,863)	(355,208)

Net decrease in net assets resulting from operations	(9,040,098)	(5,876,064)	(3,164,034)

Balances, December 31, 2023	$50,713,656	$42,379,439	$8,334,217

See accompanying notes, which are an integral part of these financial statements

F-8

Cardone Equity Fund VI, LLC
Statements of Cash Flows
For the Years ended December 31, 2023 and 2022

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022

Cash flows from operating activities:
Net increase / (decrease) in net assets resulting from operations	$(9,040,098)	$5,162,354

Adjustments to reconcile net increase / (decrease) in net assets resulting from operations to net cash provided by operating activities:

Change in unrealized (gain) / loss on investments	8,631,131	(5,560,675)
Distributions from investments	2,224,816	2,254,030
Changes in operating assets and liabilities:
Accounts payable	5,668	2,870
Accrued expenses-related party	-	(62,547)
Distributions payable	8,029	-
Net cash provided by operating activities	1,829,546	1,796,032

Cash flows from financing activities:
Distributions	(1,816,071)	(1,808,391)
Net cash used in financing activities	(1,816,071)	(1,808,391)

Net increase / (decrease) in cash	13,475	(12,359)

Cash, beginning of year	82,821	95,180
Cash, end of year	$96,296	$82,821

See accompanying notes, which are an integral part of these financial statements

F-9

CARDONE EQUITY FUND VI, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2023 and 2022

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND VI, LLC (the “Company”), is a limited liability company organized December 12, 2018 under the laws of Delaware and is located in Aventura, Florida.

The Company commenced operations and started accepting subscriptions October 16, 2019. On June 26, 2020, the Company completed raising $29,463,000 under Regulation A Plus from over 1,300 investors and completed its investments in four multifamily real estate properties. The fundraising activities were completed through Cardone Capital LLC’s (the “Manager”) online platform.

The Company made its investments through limited liability companies (“LLC’s”) (treated as partnerships) that own a single multifamily property (single purpose entities “SPE’s”). The LLC's are co-owned by the Company, Cardone Equity Fund VIII, LLC (“CEF VIII”), a related entity by common management, and Grant Cardone, Manager of Cardone Capital LLC. Grant Cardone typically owns from 1% to 5% of the LLC’s. CEF VIII is a $79,297,000 million fund for accredited investors that began its operations in October 2019. The Manager parallel invested the funds raised from the Company’s offering, funds raised from CEF VIII’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF VIII.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB’) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value.  Costs to acquire real estate investments are capitalized as a component of investment cost.  The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

Investments without a public market are valued based on assumptions made and valuation techniques used by the Manager. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the Manager considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real Estate Investments (continued)

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing.  Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. Additionally, there may be limited availability of observable transaction data and inputs which may make it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis.  Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are  recorded  as  realized  gains.  Further, realized gains  and  losses  on  real  estate  investment transactions will be recognized upon the sale of the investment.  Changes in unrealized gains and losses are included in the results of operations.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions.    Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

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NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes.  Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”), rather than the owners of the entity being liable for the Assessment.  Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax position taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, accrued expenses and other related party payables: these balances approximate their fair values due to the short maturities of these items.

Real estate investments are stated at fair value of the ownership interests of the underlying entities.  The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations.  The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2023 and 2022. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property,

F-12

NOTE 3: FAIR VALUE MEASUREMENTS (continued)

Real estate investments (continued)

and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement.

Investment values as of December 31, 2023 and 2022, were determined based on capitalization rates of 4.30 to 5.25% and 4.50% to 5.00%, respectively.  Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation, amortization on real estate related investments, and, as of December 31, 2023, capitalization rate adjustment for assumable debt with favorable terms.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period.  The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2023 and 2022:

Description	Real Estate Investments
Beginning balance, December 31, 2022	$58,183,69
Unrealized gain on real estate investments	5,560,675
Distributions from real estate investments	(2,254,030)
Ending balance, December 31, 2022	61,490,336
Unrealized loss on real estate investments	(8,631,131)
Distributions from real estate investments	(2,224,816)
Ending balance, December 31, 2023	$50,634,389

NOTE 4: MEMBER’S EQUITY/NET ASSETS

The Manager held 100% of the Class B interests which were issued, at formation, as founder’s interests for no cash consideration.

On June 26, 2020, the Company completed raising $29,463,000 by offering 29,463 Class A interests at $1,000 per interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus,” and sold the interests directly to investors. The minimum investment was $5,000. The Class A Members in the Company receive a 65% profits interest.

The Manager’s Class B interest is a 35% profits interest and is subordinate to the Class A interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, considering their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective percentage interest in the Company, giving consideration to their respective ownership period. Profits will first be allocated pro rata to the members in accordance with the number of losses previously allocated if such previous losses were not offset by profits. Thereafter, profits shall be allocated in accordance with actual distributions of distributable cash and shall be allocated 65% to the Class A Members (in proportion to their respective percentage interests) and 35% to the Class B interests. In all cases, considering their respective ownership period.

F-13

NOTE 4: MEMBER’S EQUITY/NET ASSETS (continued)

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Member. At this time, the Manager has distributed all distributable cash to the Class A and Class B Members which total $5,155,650 and $1,452,212 respectively, as of December 31, 2023. At the Manager’s discretion, a reduced percentage of distributions has been paid to the Class B interest holder, the Manager, with the intention that. at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. The aggregate impact of this at December 31, 2023 would be to distribute an additional $1,323,907 to the Manager.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Acquisition Fee

Each of the Company’s real estate investments are obligated to pay the Company’s Manager or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment.  Should the fee be paid at acquisition it is included as an acquisition cost of the SPE purchasing the property and therefore would be included in the cost of the Company’s investment.

As of December 31, 2023, all acquisition fees have been paid and a total of $3,430,005 in fees are considered acquisition costs and included in the basis of the purchased property. The Company’s proportional share paid, based on the ownership of the respective investments, totaled $903,820 and is included in the investment cost.

Disposition Fee

For each real estate investment, the Company will pay its Manager or its designated affiliate 1% of the investment’s sale price.  This fee will be paid at the disposition of the real estate investment.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized asset management fee during the first three years of operations which will be calculated based on the contributed capital as of the end of each prior month.  After the first three years, the amount of contributed capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets.  This fee will be payable monthly at the discretion of the Manager.  For the years ended December 31, 2023 and 2022, the Company incurred $294,636 and $270,083, respectively, in Asset Management Fee expense.

Marketing Fee

Beginning in 2022, a portion of the property management fee paid to one of the property managers was remitted to a designated affiliate of the Manager for assistance with the properties’ marketing program.  This fee totaled $55,651 and $26,763 for the year ended December 31, 2023 and 2022 respectively.

F-14

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Co-investments

As of December 31, 2023, the Company had co-invested with CEF VIII and Grant Cardone as follows:

	10X Living at Panama City Beach		10X Living at Columbia at Town Center		Retreat at Panama City Beach		Addison Place
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage
CEF VI	$5,546,599	34.67%	$10,608,650	24.70%	$5,162,300	24.70%	$7,731,100	24.70%
CEF VIII	10,253,401	64.08%	31,911,350	74.30%	14,692,700	70.30%	22,003,900	70.30%
Grant Cardone	200,000	1.25%	430,000	1.00%	1,045,000	5.00%	1,565,000	5.00%
Total	$16,000,000	100.00%	$42,950,000	100.00%	$20,900,000	100.00%	$31,300,000	100.00%

Investment in Class A Shares

Primarily in response to COVID-19, Grant Cardone, as Manager of the Company’s Manager, Cardone Capital LLC, made the decision to allow requesting investors to sell their interests to him. During 2021, he purchased 10 units with combined equity value, on December 31, 2023, and December 31, 2022 of $64,728 and $75,934 respectively, which represent a 0.15% ownership of the Class A shares.  No additional interests were purchased in  2023.

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

F-15

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the years ended December 31, 2023 and 2022:

	Class A Members	Class A Members
	December 31, 2023	December 31, 2022
Total return [1]
End of year since-inception internal rate of return	33.91%	24.16%
Beginning of year since-inception internal rate of return	14.10%	33.91%

Expense ratios [2]
Operating expense	0.58%	.54%

Net investment income (loss) ratio [3]	(0.58%)	(0.54%)

1 Total return is calculated based on a dollar weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the year. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment income ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the year. The computation of the net investment income (loss) ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee arrangements (as applicable).

NOTE 8: OTHER MATTERS

Pino v. Cardone Capital, LLC: On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital, LLC, Grant Cardone, Cardone Equity Fund V, LLC, and Cardone Equity Fund VI, LLC, and is styled Luis Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933. On April 27, 2021, the court dismissed the complaint with prejudice. On May 28, 2021, plaintiff appealed the dismissal to the Ninth Circuit Court of Appeals, and, on December 21, 2022 the Ninth Circuit affirmed in part and reversed in part the dismissal with instructions on remand for plaintiff to file an amended complaint. On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice. On November 8, 2023, plaintiff filed a notice of appeal of the dismissal, which appeal remains pending. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company. The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action. Given the uncertainty of litigation and the preliminary stage of this appeal, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims.

NOTE 9: SUBSEQUENT EVENTS

Since December 31, 2023, Cardone Equity Fund VI, LLC has distributed an additional $609,293 to Class A Members and $99,000 to Class B Members.

Management has evaluated subsequent events through June 7, 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-16

Item 8. Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Cardone Equity Fund VI, LLC Amendment No. 3 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

Exhibit 3.1*

Operating Agreement of Cardone Equity Fund VI, LLC, dated January 10, 2019 (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 4.1*

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 2 to Cardone Equity Fund VI, LLC Amendment No. 3 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

Exhibit 6.1*

Asset Management Agreement, dated October 16, 2019, by and between Cardone Equity Fund VI, LLC and Cardone Capital LLC (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 6.2*

Assignment and Assumption of Asset Management Agreement by and between Cardone Capital LLC and Cardone Real Estate Acquisitions, LLC (Incorporated by reference to Cardone Equity Fund VI, LLC Annual Report on Form 1-K as filed with the Securities and Exchange Commission on April 14, 2021 (File No. 24R-00237))

Exhibit 6.3*

Transfer Agency and Service Agreement, dated January 29, 2019 by and among Cardone Capital, LLC, Computershare Trust Company, N.A., and Computershare, Inc. (Incorporated by reference to  Cardone Equity Fund VI, LLC Amendment No. 2 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 26, 2019 (File No. 024-10943))

Exhibit 11.1	Independent Auditors’ Inclusion Letter

*- Filed previously and incorporated herein by reference

11

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Equity Fund VI, LLC

By:	Cardone Capital, LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	June 10, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	June 10, 2024
Grant Cardone	(Principal Executive Officer)

/s/ Mark Fajack	Chief Financial Officer of Cardone Capital LLC, the issuer’s Manager	June 10, 2024
Mark Fajack	(Principal Financial Officer, Principal Accounting Officer)

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